Exhibit 24

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, LEON G. COOPERMAN (“Mr. Cooperman”), does hereby make, constitute and appoint EDWARD LEVY his true and lawful attorney-in-fact, to execute and deliver in his name, place and stead and on his behalf, whether he is acting individually or as representative of others, any and all filings required to be made by Mr. Cooperman under the Securities Exchange Act of 1934, as amended (the “Act”), with respect to securities which may be deemed to be beneficially owned by Mr. Cooperman under the Act, giving and granting unto said attorney-in-fact the power and authority to act in the premises as fully and to all intents and purposes as Mr. Cooperman might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
THIS POWER OF ATTORNEY shall remain in full force and effect until revoked in writing by the undersigned. Mr. Cooperman has the unrestricted right to unilaterally revoke this Power of Attorney.
This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws rules.
IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 10, 2016.
/s/ LEON G. COOPERMAN
LEON G. COOPERMAN